Exhibit 1

TIM SHAREHOLDERS’ MEETING RENEWS THE BOARD OF DIRECTORS FOR THE THREE-YEAR PERIOD 2021-2023, 95% OF PARTICIPANTS VOTE FOR THE BOARD SLATE

•	2020 FINANCIAL STATEMENTS APPROVED

•	REMUNERATION POLICY APPROVED FOR 2021

•	BOARD OF STATUTORY AUDITORS APPOINTED

Milan, 31 March 2021

The Shareholders’ Meeting of TIM was held today, in compliance with the exceptional provisions set out in Law Decree no. 18/2020 - therefore without shareholders being physically present - with the participation of 59,1% of the ordinary share capital of the Company.

The Shareholders’ Meeting:

•	approved the financial statements at 31 December 2020 of TIM S.p.A. which closed with a net profit of 7.2 billion euros (over 99% votes in favour);

•

approved payment of a dividend based on the amount of 1 euro cent per ordinary share, 2.75 euro cents per savings share. The dividend will be payable from 23 June 2021, with a coupon date of 21 June 2021 and record date of 22 June 2021 (over 99% votes in favour);

•	approved both sections of the report on the policy regarding remuneration and fees paid (2021 policy: about 94% of votes in favour; 2020 final data: over 94% of votes in favour);

•	appointed the new Board of Directors and the new Board of Statutory Auditors for the three-year period 2021-2023 (until approval of the financial statements for the year ending 31 December 2023).

For the appointment of the Board of Directors, the majority slate, which obtained about 95% of the votes, was the one submitted by the previous Board of Directors, and therefore the following ten Directors were chosen from it:

1. Salvatore Rossi, born in Bari on 6 January 1949 *

2. Luigi Gubitosi, born in Naples on 22 May 1961

3. Paola Bonomo, born in Marostica (Vicenza) on 15 May 1969 *

TIM S.p.A.

Registered Office: Via Gaetano Negri, 1 - 20123 Milan

Tax Code/VAT No. and registration with the Milan Business Register: 00488410010 - Registration in the R.A.E.E. (Register of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it

4. Franck Cadoret, born in Marseille (France) on 17 March 1957

5. Luca De Meo, born in Milan on 13 June 1967 *

6. Arnaud de Puyfontaine, born in Paris (France) on 26 April 1964

7. Cristiana Falcone, born in Rome on 26 February 1973 *

8. Giovanni Gorno Tempini, born in Brescia on 18 February 1962

9. Marella Moretti, born in Turin on 4 November 1965 *

10. Ilaria Romagnoli, born in Rome on 20 September 1967 *

*	Declared that he/she meets the independence requirements

The remaining five Directors were chosen from the slate filed by a group of asset managers and SICAVs (the list of them is available for consultation at the following address), which obtained more than 4% of the votes:

11. Maurizio Carli born in Bergamo on 14 August 1958 *

12. Paola Sapienza born in Catania on 19 March 1965 *

13. Federico Ferro Luzzi born in Rome on 22 September 1968 *

14. Paola Camagni born in Milan on 22 December 1970 *

15. Paolo Boccardelli born in Rome on 7 August 1971 *

*	Declared that he/she meets the independence requirements

The shares owned by the Directors Mr Rossi, Mr Gubitosi, Ms Bonomo, Mr Cadoret, Mr de Puyfontaine and Ms Moretti (who were already members of the previous board) were declared in the report on the policy regarding remuneration and fees paid (available for consultation at the address) and the sale and purchase transactions carried out by the same are subject to disclosure on page. There is no information on any shares held by the remaining Directors.

As regards the Board of Statutory Auditors,

•	the slate submitted by Vivendi S.A. obtained over 41% of the votes and therefore qualified as the majority slate;

•	the slate submitted by a group of asset managers and SICAVs (the list of them is available for consultation at the address) obtained over 38% of the votes;

•	the slate submitted by Cassa Depositi e Prestiti obtained about 18% of the votes.

The person at the top of the slate submitted by asset managers and SICAVs was appointed Chairman of the control body, with about 90% of the votes in favour (about 25% of the capital participating in the vote). In application of the appointment mechanism established in the Bylaws, the Board of Statutory Auditors is therefore composed as follows: Standing Auditors:

•	Francesco FALLACARA, born in Bari on 14 June 1964 – Chairman (slate asset managers and SICAVs)

•	Angelo Rocco BONISSONI, born in Bollate (MI) on 13 April 1959 (slate Vivendi)

•	Francesca DI DONATO, born in Napoli on 2 April 1973 (slate Vivendi)

•	Anna DORO, born in Firenze on 5 September 1965 (slate asset managers and SICAVs)

TIM S.p.A.

Registered Office: Via Gaetano Negri, 1 - 20123 Milan

Tax Code/VAT No. and registration with the Milan Business Register: 00488410010 - Registration in the R.A.E.E. (Register of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it

•	Massimo GAMBINI, born in Bologna on 3 November 1957 (slate Vivendi)

Alternate Auditors:

•	Ilaria Antonella BELLUCO, born in Noventa Vicentina (VI) on 25 July 1983 (slate Vivendi)

•	Laura FIORDELISI, born in Bordighera (Imperia) on 13 August 1974 (slate asset managers and SICAVs)

•	Franco Maurizio LAGRO, born in Turin on 28 January 1958 (slate Vivendi)

•	Paolo PRANDI, born in Brescia on 23 March 1961 (slate asset managers and SICAVs)

Lastly, the Shareholders’ Meeting established the overall remuneration of the new Board of Directors as a maximum of 2.2 million euros gross per year, leaving its division to the Board itself (votes in favour: about 99%), and established the fees of the Board of Statutory Auditors as 135 thousand euros gross per year for the Chairman, 95 thousand euros gross per year for each Standing Auditor and an additional 15 thousand euros gross per year for the Standing Auditor called to join the Supervisory Body (votes in favour: over 99%).

The curricula vitae of the Directors and Statutory Auditors are available in the Shareholders’ Meeting section of the Company website www.gruppotim.it.

As is standard practice, the Board of Directors will meet tomorrow to ascertain the requirements and confer the offices.

TIM Press Office

+39 06 3688 2610

https://www.gruppotim.it/media

Twitter: @TIMnewsroom

TIM Investor Relations

+39 06 3688 2807

https://www.gruppotim.it/investor_relations

TIM S.p.A.

Registered Office: Via Gaetano Negri, 1 - 20123 Milan

Tax Code/VAT No. and registration with the Milan Business Register: 00488410010 - Registration in the R.A.E.E. (Register of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it